Exhibit 6.7

FUTURE LABS IX, INC.

STOCK OPTION GRANT NOTICE
(2022 EQUITY INCENTIVE PLAN)

Future Labs IX, Inc. (the “Company”), pursuant to its 2022 Equity Incentive Plan (as amended and/or restated as of the Date of Grant set forth below, the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this notice and the Plan, the terms of the Plan will control.

Optionholder:	Kevin Morris
Date of Grant:	January 20, 2022
Vesting Commencement Date:	October 1, 2021
Number of Shares Subject to Option:	529,412
Exercise Price (Per Share):	$0.01
Total Exercise Price:	$5,294.12
Expiration Date:	January 19, 2032

Type of Grant:	☐ Incentive Stock Option[1]	☒ Nonstatutory Stock Option

Exercise Schedule:	☒ Same as Vesting Schedule	☐ Early Exercise Permitted

Vesting Schedule:	[EXAMPLE OF STANDARD 4 YEAR VESTING - One-fourth (1/4th) of the shares vest on the one year anniversary of the Vesting Commencement Date; the balance of the shares vest in a series of 36 successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date, subject in each case to Optionholder’s Continuous Service as of each such date.]

Payment:	By one or a combination of the following items (described in the Option Agreement):

☒	By cash, check, bank draft or money order payable to the Company

☒	If and only to the extent this option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

1 If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder, and (ii) the following agreements only. This Stock Option Grant Notice and any notices, agreements or other documents related thereto may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Other Agreements:

By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Future Labs IX, Inc.	Optionholder

By:
Name: James Buckly Jordan	Signature

Title: Chief Executive Officer	Name:

Email:	Email:

Date:	Date:

Attachments: Option Agreement, 2022 Equity Incentive Plan and Notice of Exercise

ATTACHMENT I

OPTION AGREEMENT

ATTACHMENT II

2022 EQUITY INCENTIVE PLAN

ATTACHMENT III

NOTICE OF EXERCISE